EXHIBIT 99.1

Whitestone REIT Reports 86% Occupancy in Operating Porfolio as of December 31, 2010

Community Centered Property Strategy Continues to Deliver Results in Tough Economy

HOUSTON, Jan. 10, 2011 (GLOBE NEWSWIRE) -- Whitestone REIT (NYSE-Amex:WSR) ("Whitestone"), a real estate investment trust that acquires, owns and operates Community Centered PropertiesTM, today reported an increase in the physical occupancy of its Operating Portfolio1 to 86% as of December 31, 2010. This occupancy level is three percentage points higher than the level at September 30, 2010, which was 83%, and an increase of four percentage points from December 31, 2009 occupancy, which was 82%.

The Company signed 181,000 square feet in new and renewal leases during the quarter ended December 31, 2010 primarily with tenants that required less than 3,000 square feet in multi-cultural neighborhoods.

Fourth Quarter Leasing Highlights

  Providence Plaza – Houston: this Community Center achieved 100% occupancy at quarter end with the addition of new tenants, including a pet store and a medical clinic. This Center has been turned around from an occupancy low of 63%, following the departure of a large space tenant, 99 Cents Only store, in 2009. As part of the turnaround, the large vacancy was broken down into smaller spaces and is now occupied by Dollar Tree and Tuesday Morning.
  Bissonnet Beltway Plaza – Houston: small spaces leased during the fourth quarter include a daycare center and a nail salon. With these new leases plus the expansion during the quarter of an African-themed restaurant, occupancy in this Community Center reached 95% at quarter end.
  Lion Square Center – Houston: the Company announced plans to transform this Center into an upscale, Asian-themed Community Center upon signing a 42,205 square foot lease for Best Saving, a new retail concept that combines a cultural offering of domestic goods and groceries. Best Saving took possession of the space in the fourth quarter and is included in the Company's occupancy rate. Best Saving expects to open the new store during the first quarter of 2011. The transformation plan includes new architectural and landscaping features to enhance the internationally-themed culture within Lion Square Center.
  The Citadel – Phoenix: The first new lease at this Center, which Whitestone purchased just 34 days following its initial public offering (completed August 25, 2010), was signed during the fourth quarter with a financial services company for a 1,452 square foot space.
  Spoerlein Commons – Chicago: Occupancy in this suburban Community Center has remained very stable at over 90%. During the quarter, leases were signed with Guarantee Bank and a local aesthetician.
  Windsor Park Centre – San Antonio: University of Phoenix took possession of their new 20,000 square foot space in mid-October, with a grand opening event held in November. Redevelopment construction to transform Windsor Park Centre into an upscale Community Center is underway, with a new exterior facade and expanded parking.
  Westchase Plaza – Houston: Houston Training School, a beauty salon services training school, moved into their new 5,547 square foot space in mid-October. Whitestone completed a value-add redevelopment project at this Center, transforming a strip center with an all-new facade and expanding leasable space including the two-story office area, where the beauty school occupies the ground floor.

"We are pleased to continue the year-over-year and quarter-over-quarter upward trend in our occupancy of service-oriented tenants and concentration in the multi-cultural communities we serve," said James C. Mastandrea, Whitestone's Chairman and Chief Executive Officer. "Our smaller space tenants (spaces less than 3,000 square feet) carry a 42% rent premium when compared with the average rent for our larger spaces. We continue to experience leasing interest in all of our markets – Houston, Dallas, San Antonio, Chicago and Phoenix. In fact, our two newest acquisitions, in the Phoenix market, have generated interest ahead of our upcoming redevelopment plans for those Centers."

About Whitestone REIT

Whitestone REIT is a fully integrated real estate company that owns, operates and re-develops Community Centered PropertiesTM, which are visibly located properties in established or developing culturally diverse neighborhoods. Whitestone focuses on value-creation in its Centers, as it markets, leases and manages its Centers to match tenants with the shared needs of surrounding neighborhoods. Operations are structured for providing cost-effective service to local service-oriented smaller space tenants (less than 3,000 square feet). Whitestone has a diversified tenant base concentrated on service offerings such as medical, education, and casual dining. The largest of its 802 tenants comprise less than 3% of its rental revenues. Headquartered in Houston, Texas and founded in 1998, the Company is internally managed with a portfolio of commercial properties in Texas, Arizona, and Illinois. For additional information about the Company, please visit www.whitestonereit.com. The investor section of the Company's website has links to SEC filings, news releases, financial reports and investor newsletters.

The Whitestone REIT logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7293

Forward-Looking Statements

Statements included herein that state the Company's or management's intentions, hopes, beliefs, expectations or predictions of the future are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, which by their nature, involve known and unknown risks and uncertainties. The Company's actual results, performance or achievements could differ materially from those expressed or implied by these statements. Reference is made to the Company's regulatory filings with the Securities and Exchange Commission for information or factors that may impact the Company's performance.

1 Operating Portfolio - excludes new acquisitions, through the earlier of (1) attainment of 90% occupancy or 18 months of ownership, and (2) properties which are undergoing significant redevelopment or re-tenanting.

CONTACT: Contact Whitestone REIT:
         Anne Gregory, Vice President Marketing & Investor Relations
         713.435.2219
         agregory@whitestonereit.com